Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Pkwy. South Suite 600 Houston, TX 77099

KMG Chemicals Completes Acquisition of OM Group’s Ultra Pure Chemicals Business

HOUSTON – Business Wire – June 3, 2013 – KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced that it completed the acquisition of the Ultra Pure Chemicals subsidiaries of OM Group (NYSE: OMG) located in the United States, England and Singapore. Simultaneously, KMG completed the acquisition of OM Group’s Ultra Pure Chemicals subsidiary in France. The total purchase price for OM Group’s Ultra Pure Chemicals subsidiaries was $63.3 million in cash, which included approximately $17.3 million for working capital. Estimated working capital at closing was higher than the targeted amount by $3.3 million, and accounts for an increase of that amount in the purchase price.

“We are very pleased to incorporate OM Group’s Ultra Pure Chemicals business into our existing high purity process chemicals business,” commented Neal Butler, President and CEO of KMG. He continued, “When KMG first entered the market for high purity wet process chemicals in 2008, we recognized that a global presence would best meet the evolving needs of the world’s major semiconductor manufacturers. Today, with the addition of OM Group’s Ultra Pure Chemicals business, KMG is uniquely positioned as the first global supplier of high purity process chemicals with capabilities to serve semiconductor manufacturers throughout the world.”

OM Group’s Ultra Pure Chemicals (UPC) business generated US$93.8 million in sales in calendar year 2012. Its subsidiaries include four facilities in Europe (Riddings, UK; St. Cheron, St. Fromond and Rousset, France); two facilities in Asia (Singapore); and one facility in North America (Fremont, California). The North American operation sells products under the Cyantek brand name. KMG funded the acquisition with available cash and borrowings on KMG’s amended revolving credit facility.

Mr. Butler concluded, “As communicated previously, we will see some dilution to earnings in our fiscal fourth quarter due to transaction, closing and integration costs. Integration costs are expected to continue in fiscal 2014, but we anticipate the transaction will be accretive to full-year fiscal 2014 results. We remain confident that the addition of OM Group’s UPC business will contribute significantly to earnings and cash flow in the future as we complete the integration of our combined operations.”

About KMG

KMG Chemicals produces and distributes specialty chemicals in select markets globally. The company currently operates in two business segments: Electronic Chemicals and Wood Treating Chemicals. KMG is the leading U.S. supplier of high purity electronic chemicals, serving major semiconductor manufacturers in the U.S., Europe and Asia. KMG is also the leading U.S. supplier of wood treating chemicals for the electric power, communications and railroad industries.

Main: 713-600-3800 — Fax: 713-600-3850 — http://kmgchemicals.com — NYSE: KMG

KMG Chemicals, Inc. 9555 W. Sam Houston Pkwy. South Suite 600 Housto, TX 77099

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Main: 713-600-3800 — Fax: 713-600-3850 — http://kmgchemicals.com — NYSE: KMG